Technology Purchase Agreement

      This Technology Purchase Agreement (the Agreement) is made and entered into this 1st day of January, 1998 by and between Prof. Oleg L. Figovsky with offices located at 41/5 Ratner str., Haifa 32802, Israel (referred to herein as the "Inventor") and Eurotech, Ltd., a District of Columbia corporation with offices at 1200 Prospect Street, Suite 425, La Jolla, California 92037 USA ("Company").

                                    RECITALS

      A. Inventor is the developer of a certain technology known as Rubber Concrete, a description of which and the uses therefor are set forth in Schedule A hereto (the "Technology").

      B. The Inventor is willing to sell and assign the Technology to the Company on the terms and conditions herein set forth.

                                   AGREEMENTS

      In consideration of the foregoing premises, and of the agreements, covenants, representations, warranties, and indemnities contained herein, the parties hereto agree as follows:

1.    Sale and Assignment

      1.1 Sale and Transfer of Interests. Inventor hereby sells, assigns, and transfers to the Company all of his right, title, and interest in and to the Technology, including each and every invention, whether machine, manufacture, method, composition or design, or any of them, or system concepts which employ the Technology, as subject to the provisions of Section 3.1 hereof.

      1.2 Additional Assistance. Inventor shall, upon request from the Company, execute any further instruments or documents and take any additional actions which further the intent of this Article 1. The obligations of the Inventor to assist the Company shall continue beyond the termination of their employment by the Company, but the Company shall compensate Inventor at a reasonable rate after such termination for time actually spent by the Inventor at the Company's request of such assistance.

2.    Consideration

      In consideration of the sale and assignment of the Technology, the Company
(i) shall pay Inventor the sum of thirty five thousand United States dollars (US$35,000) (the "Purchase Price") upon the execution hereof, and (ii) for a period of 15 years from the date hereof, the Company shall pay to Inventor a royalty equal to forty nine percent (49%) of net revenues generated by the Company from the sale or license of any products incorporating the Technology, provided, however, that the Company shall be entitled to deduct the entire amount of the Purchase Price from the first royalty payments which become due to Inventor hereunder until the entire Purchase Price shall have been repaid in full.

3.    Improvements and Patents

      3.1 Improvements. Inventor covenants that any improvements to the Technology developed or invented by the Inventor, after the date hereof, except any improvement as to which the Inventors can prove that (a) no equipment, supplies, facility, or trade secret information of the Company was used; (b) it was developed entirely on the Inventor's own time; and (c)(i) it does not relate to the business or the actual or demonstrably anticipated research or development of the Company; or (ii) it does not result from any work performed by the Inventor for the Company, shall belong solely to the Company, and the Inventor shall promptly inform the Company thereof and provide the Company with any documentation necessary or desirable to enable the Company to practice fully such improvements.

      3.2 Applications. Upon the request of and at the expense of the Company, the Inventor shall file such applications for letters patent or copyrights in the United States, or in foreign countries, on the Technology and improvements thereto, as the Company deems necessary. Inventor shall, coincident with such application, assign it to the Company, or, as otherwise requested by the Company, convey all right, title, and interest in and to such application.

4.    Inventor's Representations

      Inventor represents and warrants as follows:

      (a) that he is the sole owner of all title and interest in the Technology and has not assigned or hypothecated any rights in or to any of the Technology.

      (b) that he does not have rights to any other trade secret, or other proprietary information, patents, copyrights, patent applications, or other patentable inventions in the same field as the Technology.

      (c) to the best of his knowledge, without having conducted any special investigation, that the Technology does not infringe upon any letters patent heretofore issued in the United States or upon any other applications for letters patent.

      (d) to the best of his knowledge, that the manufacture, marketing, and use of products embodying the Technology will not require the unauthorized use of any technology to which any third parties have proprietary rights, and to the best of his knowledge, without having conducted any special investigation, that such manufacturing, marketing, and use will not involve infringement or claimed infringement by the Company of any copyright, trademark, trade name, service mark, trade secret, or other proprietary right of any other person.

      (e) that there are no outstanding options, licenses, or agreement of any kind relating to the Technology or to the manufacture, use, or sale of the Technology or improvements thereto.

      (f) that he has full power to grant the rights, licenses, and privileges herein given.

      (g) that any invention, development, or modification made by the Inventor and amounting to an improvement to the Technology shall be added to this Agreement, in accordance with the other terms of this Agreement.

      (h) that the Inventor shall enjoy no right, title, or interest in any improvements to the Technology made by the Company, its employees, or licensees.

      (i) that he has been advised by counsel of the actions which he might take to impair the validity or enforceability of the Technology, and that he has not taken any such actions.

5.    Inventor's Covenants

      5.1 As soon as practicable following the execution of this Agreement, the Inventor shall deliver to the Board of Directors of the Company in written form all such documentation, paperwork, computer code, and other written or electronic media as the Company may request, containing all proprietary and trade secret information relating to the Technology. The Company will treat such information with the same degree of care as it treats its other confidential information and will use its best efforts to prevent unauthorized disclosure thereof.

      5.2 Assistance in Utilizing Technology. While an employee of or consultant to the Company, Inventor shall assist the Company's employees in utilizing all existing and future information which the Company or its employees own or might obtain in order to use fully and efficiently the Technology or any improvements thereto.

      5.3 Confidentiality. The Inventor agrees that he will not disclose any proprietary information of the Company with respect to the Technology and any improvements thereto to any other person or entity (except to employees of the Company in connection with their performance as employees, or to prospective employees of the Company who sign appropriate nondisclosure agreements) without the written consent of the Company's Board of Directors, nor will he use the Technology for the benefit of any person or entity other than the Company without such consent. This covenant shall survive the termination of this Agreement, except for termination pursuant to Articles 6 or 7.

6.    Litigation

      6.1 Prosecution by Company. The Company shall have the sole right to prosecute any action, suit, or proceeding necessary to prevent the infringement by others of any protectable Technology, shall pay all expenses associated with any such action, suit, or proceeding, and shall retain all sums recovered therefrom.

      6.2 Defense. The Company shall defend all actions, suits, or proceedings based on claims that may be brought against it and the Inventor on account of the ownership, manufacture, use, or sale of the Technology, shall pay all expenses associated with such action, suit, or proceeding, and shall, subject to the other provisions of this article 6, pay all sums for which the Company is liable as a result thereof; provided, however, that if the Inventor elects to participate actively in the defense of any such action, suit, or proceeding, the Inventor shall pay all its own expenses. In any event, Inventor shall be entitled to receive copies of all filings and documents and to participate in all meetings in connection with such action, suit, or proceeding; provided that the Company reserves the right not to disclose or provide any documents or portion thereof, and to exclude the Inventor from any meeting or portion thereof, if such disclosure or attendance by Inventor could, in the opinion of counsel to the Company, adversely affect the attorney-client privilege between the Company and its counsel.

      6.3 Assistance. In connection with any such actions, suits, or proceedings, the Inventor shall assist the Company and shall testify, whenever requested to do so by the Company at the Company's expense, and shall execute all agreements, instruments, or other documents necessary or desirable for such assistance.

7.    Development of Technology

      7.1 Funding. The Company agrees to budget and to make available in the frame of the mutually agreed budget of the Israel Research Center the funds needed for transfer of the Technology to the Company which may include but are not limited to the preparation of the samples, needed research, travel, patenting, and other associated costs.

      7.2 Repurchase of Technology. In the event that the Company materially breaches its obligation under Section 7.1, the Inventor shall have the right to purchase and receive all of the Technology (including all improvements thereon, source and object code, marketing materials, and other documentation with respect to the Technology and improvements) for the sum of $1.00.

      7.3 Repurchase of Equipment. If the Inventor exercises its rights under
Section 7.2, the Inventor shall also have the right to purchase and receive all equipment purchased by the Company after the date hereof specifically in connection with the development and production of the products based on the Technology and improvements thereto at a price equal to the sum of the aggregate cost of such equipment incurred by the Company and depreciation of such equipment to the date of purchase by the Inventors.

      7.4 Exercise of Repurchase Option. The Inventor may, on or before the earlier of sixty days after such breach or one year after the date hereof, exercise his rights under Section 7.2 and 7.3 by executing and delivering to the Company a written notice as provided in Section 8.7 which notice shall specify the facts constituting the breach and that the Inventor is exercising such rights. The date, time, and place of such purchases shall be established by mutual agreement of the parties, but in no event more than ninety days after the date of the notice.

8.    Miscellaneous

      8.1 Survival of Warranties. The warranties, representations, and covenants of the Inventors and covenants of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the other parties hereto.

      8.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except that the rights of the Inventor contained in
Article VII are not assignable (except by will or by the laws of descent and distribution) and any such attempted assignment shall be null and void. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      8.3 Governing Law. This Agreement shall be governed by and construed under the laws of the state of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

      8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      8.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the U.S. Post Office, by registered or certified mail, postage prepaid, and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

      8.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Inventor.

      8.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


      Inventor:                             Company:

      Prof. OLEG L. FIGOVSKY                EUROTECH, LTD.


      /s/ Oleg L. Figovsky                  By:/s/ Randolph Graves, Jr.
      --------------------                     ----------------------------
                                            Chief Executive Officer

Schedule A.

RUBCON

RubCon is an advanced polymer based concrete that utilizes polybutadiene -- a type of polymer from the liquid rubber family -- as a material that binds various aggregates into what is essentially a rubber concrete. Polybutadiene is used as a sole binder as to oppose to the conventional mineral cements with occasional addition of the polymers. In addition to unique elastic properties, RubCon is extremely resistant to aggressive chemicals, highly repellant to water, and has remarkable compression strength. RubCon's can be utilized in a multitude of applications surpassing the boundaries that limit conventional cementitious concrete. Such applications include: industrial flooring, containment structures, seismic reinforcement, support foundations, overlay applications, underground structures, sleepers for high-speed railways, pickling, galvanic, electrolysis baths and many more.